UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 20, 2026 (February 19, 2026)

WEIS MARKETS, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania

(State or other jurisdiction of incorporation)

1-5039	24-0755415
(Commission File Number)	(IRS Employer Identification No.)

1000 South Second Street
Sunbury, PA	17801
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (570) 286-4571

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the act:

Title of each class	Trading symbol	Name of exchange on which registered
Common stock, no par value	WMK	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On February 19, 2026, the Audit Committee of the Board of Directors of Weis Markets, Inc. (the “Company”), in consultation with Company management and the Company’s independent registered public accounting firm, RSM US LLP (“RSM”), concluded that the Company’s previously issued audited consolidated financial statements as of December 28, 2024 and December 30, 2023 and for the years ended December 28, 2024, December 30, 2023, and December 31, 2022 included in the Company’s Annual Report on Form 10-K for the year ended December 28, 2024 (the “2024 Annual Report”), and the Company’s unaudited condensed consolidated financial statements included in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 29, 2025 (the “Q1 2025 Quarterly Report”), the quarter ended June 28, 2025 (the “Q2 2025 Quarterly Report”) and the quarter ended September 27, 2025 (the “Q3 2025 Quarterly Report” and together with the Q1 2025 Quarterly Report, the Q2 2025 Quarterly Report, and the 2024 Annual Report, the “Reports” and all financial statements included in the Reports, collectively the “Affected Financials”) should no longer be relied upon. The Audit Committee further concluded that any previously issued or filed reports, press releases, earnings releases and investor presentations or other communications describing the Company’s consolidated financial statements and other related financial information covering the periods described in the Affected Financials should also no longer be relied upon.

In connection with its annual audit, the Company was informed through established third-party provided protocols of a reported concern on February 9, 2026 indicating that certain inventory amounts related to a single meat product manufacturing plant may have been overstated in the Affected Financials. The reported concern was assessed for validity, after which the appropriate members of Company management initiated an internal investigation with oversight by the Audit Committee. Given the nature and potential significance of the reported concern, the Audit Committee also engaged outside legal counsel to conduct a separate investigation and report findings directly to the Audit Committee. Collectively, the preliminary results of the internal and independent investigations informed the conclusions reached by the Audit Committee on February 19, 2026.

At this time, the Company estimates that the incorrect recording of overstated inventory is up to $22 million as of the quarter ended September 27, 2025 which is an aggregation of an error that accumulated over multiple reporting periods. As of the quarter ended September 27, 2025, the aggregated estimate amount represents approximately 6.7% of Inventories within Current Assets and approximately 1.1% of Total Assets on the Consolidated Balance Sheet. The adjustment required to correct the overstated inventory amounts would not affect net sales. These estimated adjustments are preliminary, and while the Company currently expects to report such estimated adjustments, there can be no assurance that the final adjustments made as part of any restatement will not differ materially from these estimates. The Company is unable at this time to estimate the timing for completion of the filing of any restatements of financial statements for the periods included in the Affected Financials. The Company is also evaluating the impact of this matter on internal controls over financials reporting.

The Audit Committee and the Company have discussed these matters with RSM.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEIS MARKETS, INC.

By: /s/ Michael T. Lockard
Name: Michael T. Lockard
Title: Senior Vice President, Chief Financial Officer and Treasurer
(Principal Financial Officer)

Dated: February 20, 2026